Exhibit 10(d)

SALARY ADJUSTMENTS FOR NAMED EXECUTIVE OFFICERS

Set forth below are the 2007 annual salaries for the named executive officers that will be reimbursed by the Company to AMI under a Management and Operating Agreement between the companies:

2007 Salary[1]
Jerry A. Newby	$340,687

C. Lee Ellis	$232,924

Herman T. Watts	$167,551

Stephen G. Rutledge	$161,159

William B. Harper, Jr.	$226,558

[1]

The 2007 salary figures assume that the percentage of salary reimbursed by the Company to AMI will remain at the same level as 2006. The amounts reimbursed to AMI by the Company could change in the future.